News Release
Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com, 562-951-8382
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588

Molina Healthcare Reports Third Quarter 2021 Financial Results
Reaffirms Full Year 2021 Earnings Guidance
Long Beach, Calif, October 27, 2021 – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today reported third quarter of 2021 GAAP earnings per diluted share of $2.46 and adjusted earnings per diluted share of $2.83. Financial results are summarized below:

	Quarter ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

	(In millions, except per-share results)
Premium Revenue	$6,800	$4,768	$19,689	$13,444
Total Revenue	$7,040	$5,021	$20,362	$14,188

GAAP:
Net Income	$143	$185	$556	$639
EPS – Diluted	$2.46	$3.10	$9.51	$10.65
Medical Care Ratio (MCR)	88.9%	85.9%	88.1%	84.9%
G&A Ratio	7.5%	7.3%	7.3%	7.3%
After-tax Margin	2.0%	3.7%	2.7%	4.5%

Adjusted:
Net Income	$164	$201	$623	$670
EPS – Diluted	$2.83	$3.36	$10.66	$11.15
G&A Ratio	7.3%	7.3%	7.1%	7.2%
After-tax Margin	2.3%	4.0%	3.1%	4.7%
See the Reconciliation of Unaudited Non-GAAP Financial Measures at the end of this release.

Quarter Highlights
•GAAP net income for the third quarter of 2021 was $143 million, or $2.46 per diluted share.
•Adjusted net income for the third quarter of 2021 was $164 million, or $2.83 per diluted share.
•As of September 30, 2021, the Company served approximately 4.8 million members, an increase of 805,000 members, or 20%, compared to September 30, 2020.
•Premium revenue was approximately $6.8 billion for the third quarter of 2021, an increase of 43% compared to the third quarter of 2020.
•The net effect of COVID decreased net income by approximately $1.00 per diluted share in the third quarter of 2021.
•The Company increased its full year 2021 premium revenue guidance to no less than $26.5 billion.
•The Company reaffirmed its full year 2021 adjusted earnings guidance of no less than $13.25 per diluted share.

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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
“We are pleased with our third quarter and year-to-date performance. With the backdrop of a continuing pandemic, we executed well, delivered solid operating earnings, and continued to drive our growth strategy,” said Joseph Zubretsky, president and CEO of Molina Healthcare. “The Nevada contract award and the AgeWell acquisition reflect that the components of our growth engine are well established and working.”

New York Acquisitions
On October 7, 2021, the Company announced that it has entered into a definitive agreement to acquire the Medicaid Managed Long Term Care business of AgeWell New York. As of August 31, 2021, AgeWell served approximately 13,000 managed long-term services and supports members, with full-year 2020 premium revenue of approximately $700 million.
On October 25, 2021, the Company announced the closing of its acquisition of Affinity Health Plan.

Premium Revenue
Premium revenue was approximately $6.8 billion for the third quarter of 2021, an increase of 43% compared to the third quarter of 2020. The higher premium revenue reflects increased organic membership in all lines of business, along with the impact of acquisitions.

Net Income
Net income for the third quarter was $143 million, or $2.46 per diluted share, compared to $185 million, or $3.10 per diluted share, in the third quarter of 2020. Adjusted net income for the third quarter was $164 million, or $2.83 per diluted share, compared to $201 million, or $3.36 per diluted share, in the third quarter of 2020.
The year-over-year comparison reflects the negative impact from the net effect of COVID in the third quarter of 2021. In contrast, the prior year third quarter was positively impacted by the net effect of COVID.
Net income for the nine months ended September 30, 2021 was $556 million, or $9.51 per diluted share, compared to $639 million, or $10.65 per diluted share, in the nine months ended September 30, 2020. Adjusted net income for the nine months ended September 30, 2021 was $623 million, or $10.66 per diluted share, compared to $670 million, or $11.15 per diluted share, in the nine months ended September 30, 2020.

Medical Care Ratio
The consolidated MCR for the third quarter was 88.9%, compared to 85.9% in the third quarter of 2020. The net effect of COVID increased the consolidated MCR by approximately 110 basis points and impacted all three lines of business. In the prior year, the net effect of COVID was negligible to slightly positive.
A year-over-year comparison is less meaningful than it would be in a typical year due to pandemic related effects. Due to those anomalous effects, a sequential comparison of MCR is more relevant.
On a sequential basis, the consolidated MCR for the third quarter was 88.9%, compared to 88.4% in the second quarter of 2021. The net effect of COVID increased the consolidated MCR by approximately 110 basis points in the second and third quarters of 2021 and was negligible in the first quarter of 2021.
•The Medicaid MCR increased to 89.6% in the third quarter of 2021 compared to 89.0% in the second quarter of 2021. The increase in the MCR was primarily due to an increase in the net effect of COVID.
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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
•The Medicare MCR decreased to 82.8% in the third quarter of 2021 compared to 87.6% in the second quarter of 2021. The decrease in the MCR was primarily due to the lower negative net effect of COVID among our Medicare members.
•The Marketplace MCR increased to 91.3% in the third quarter of 2021 compared to 84.8% in the second quarter of 2021. The increase in the MCR was primarily due to the higher net effect of COVID, normal seasonality, and non-COVID utilization by Special Enrollment Period members.

General and Administrative Expense Ratio
The G&A ratio for the third quarter was 7.5%, compared to 7.3% for the third quarter of 2020. The adjusted G&A ratio for the third quarter was 7.3% and was consistent with the third quarter of 2020 reflecting disciplined cost management, and growth investments.

Balance Sheet
Cash and investments at the parent company amounted to $703 million as of September 30, 2021, compared to $644 million as of December 31, 2020. The increase was due to dividends received from the regulated health plan subsidiaries in the quarter.
In September 2021, the Company’s Board of Directors authorized a stock repurchase program of up to $500 million and continuing through December 31, 2022. This program supersedes the stock repurchase program approved by our Board in September 2020. As of October 27, 2021, no shares have been purchased under this program.

Cash Flow
Operating cash flow for the nine months ended September 30, 2021 amounted to $1.5 billion, and was higher compared to the nine months ended September 30, 2020, primarily due to growth in operations and the net impact of timing differences in governmental receivables and payables.

2021 Guidance
The Company expects its full year 2021 total revenue to be no less than $27.5 billion, an increase of approximately 42% from its full year 2020.
Premium revenue for the full year 2021 is expected to be no less than $26.5 billion, an increase of approximately 45% from the full year 2020.
The Company reaffirmed its full year 2021 adjusted earnings per share guidance to be no less than $13.25 per share.
Guidance reflects:
•The continuation of the Public Health Emergency period, through mid-January, 2022 and the associated pause on Medicaid membership redeterminations;
•Underlying outperformance;
•An offset caused by the estimated net effect of COVID which is expected to be approximately $3.00 per share for the full year 2021; and
•Continued caution in forecasting utilization trends for the remaining three months of the year due to the COVID pandemic.
The impact of the Cigna Texas membership acquisition is not included in guidance. The Cigna Texas membership acquisition is expected to close in January of 2022.
See the Reconciliation of Unaudited Non-GAAP Financial Measures at the end of this release.

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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
Conference Call
Management is hosting a conference call and webcast to discuss Molina Healthcare’s third quarter 2021 results at 8:00 a.m. Eastern Time on Thursday, October 28, 2021. The number to call for the interactive teleconference is (877) 883-0383 and the confirmation number is 5108692. A telephonic replay of the conference call will be available through Thursday, November 11, 2021, by dialing (877) 344-7529 and entering confirmation number 10160042. A live audio broadcast of this conference call will be available on Molina Healthcare’s website, molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.8 million members as of September 30, 2021. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This earnings release and the Company’s accompanying oral remarks contain forward-looking statements regarding its 2021 guidance, as well as its plans and expectations regarding future developments. Actual results could differ materially due to numerous known and unknown risks and uncertainties. These risks and uncertainties are discussed under the headings “Forward-Looking Statements,” and “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC, and also in its Quarterly Report on Form 10-Q for the period ended September 30, 2021, which the Company expects to file on or about October 28, 2021.
These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or developments projected or contemplated by its forward-looking statements will in fact occur, and the Company cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of October 27, 2021, and, except as otherwise required by law, the Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.
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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	(In millions, except per-share amounts)
Revenue:
Premium revenue	$6,800	$4,768	$19,689	$13,444
Premium tax revenue	204	170	576	477
Health insurer fees reimbursed	—	69	—	206
Investment income	20	10	39	48
Other revenue	16	4	58	13
Total revenue	7,040	5,021	20,362	14,188
Operating expenses:
Medical care costs	6,049	4,098	17,342	11,412
General and administrative expenses	532	368	1,489	1,030
Premium tax expenses	204	170	576	477
Health insurer fees	—	70	—	209
Depreciation and amortization	32	23	96	64
Other	2	3	30	9
Total operating expenses	6,819	4,732	19,533	13,201
Operating income	221	289	829	987
Other expenses, net:
Interest expense	30	27	90	72
Other expense, net	—	—	—	5
Total other expenses, net	30	27	90	77
Income before income tax expense	191	262	739	910
Income tax expense	48	77	183	271
Net income	$143	$185	$556	$639

Net income per share – Diluted	$2.46	$3.10	$9.51	$10.65

Diluted weighted average shares outstanding	58.5	59.6	58.5	60.0

Operating Statistics:
Medical care ratio	88.9%	85.9%	88.1%	84.9%
G&A ratio	7.5%	7.3%	7.3%	7.3%
Premium tax ratio	2.9%	3.4%	2.8%	3.4%
Effective income tax rate	24.8%	29.5%	24.7%	29.8%
After-tax margin	2.0%	3.7%	2.7%	4.5%

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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	Unaudited
	(Dollars in millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$4,357	$4,154
Investments	2,900	1,875
Receivables	1,912	1,672
Prepaid expenses and other current assets	197	175
Total current assets	9,366	7,876
Property, equipment, and capitalized software, net	385	391
Goodwill and intangible assets, net	915	941
Restricted investments	156	136
Deferred income taxes	83	69
Other assets	128	119
Total assets	$11,033	$9,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$3,191	$2,696
Amounts due government agencies	2,081	1,253
Accounts payable, accrued liabilities and other	797	641
Deferred revenue	1	375
Total current liabilities	6,070	4,965
Long-term debt	2,130	2,127
Finance lease liabilities	220	225
Other long-term liabilities	95	119
Total liabilities	8,515	7,436
Stockholders’ equity:
Common stock, $0.001 par value, 150 million shares authorized; outstanding: 58 million shares at September 30, 2021, and 59 million shares at December 31, 2020	—	—
Preferred stock, $0.001 par value; 20 million shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	205	199
Accumulated other comprehensive income	17	37
Retained earnings	2,296	1,860
Total stockholders’ equity	2,518	2,096
Total liabilities and stockholders’ equity	$11,033	$9,532

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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2021	2020

	(in millions)
Operating activities:
Net income	$556	$639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96	64
Deferred income taxes	(8)	(3)
Share-based compensation	49	43
Loss on debt repayment	—	5
Other, net	9	2
Changes in operating assets and liabilities:
Receivables	(247)	(369)
Prepaid expenses and other current assets	(43)	(98)
Medical claims and benefits payable	522	431
Amounts due government agencies	810	(24)
Accounts payable, accrued liabilities and other	129	63
Deferred revenue	(374)	(188)
Income taxes	23	34
Net cash provided by operating activities	1,522	599
Investing activities:
Purchases of investments	(2,018)	(670)
Proceeds from sales and maturities of investments	965	891
Purchases of property, equipment, and capitalized software	(56)	(64)
Net cash paid in business combinations	—	(62)
Other, net	3	3
Net cash (used in) provided by investing activities	(1,106)	98
Financing activities:
Common stock purchases	(128)	(453)
Common stock withheld to settle employee tax obligations	(52)	(8)
Contingent consideration liabilities settled	(20)	—
Proceeds from senior notes offering, net of issuance costs	—	789
Repayment of term loan facility	—	(600)
Proceeds from borrowings under term loan facility	—	380
Other, net	(4)	(47)
Net cash (used in) provided by financing activities	(204)	61
Net increase in cash, cash equivalents, and restricted cash and cash equivalents	212	758
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	4,223	2,508
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$4,435	$3,266

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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED SEGMENT DATA
(Dollars in millions)

	September 30,	December 31,	September 30,
	2021 (1)	2020	2020
Ending Membership by Segment:
Medicaid	3,981,000	3,599,000	3,595,000
Medicare	138,000	115,000	113,000
Marketplace	719,000	318,000	325,000
Total	4,838,000	4,032,000	4,033,000

(1)Approximately 200,000 members, from the Magellan Complete Care acquisition that closed on December 31, 2020, are included in the totals as of September 30, 2021, but not in prior periods.

	Three Months Ended June 30,
	2021			2020
	Premium Revenue	Medical Margin	MCR (1)	Premium Revenue	Medical Margin	MCR (1)

Medicaid	$5,034	$551	89.0%	$3,375	$553	83.6%
Medicare	814	101	87.6	630	125	80.0
Marketplace	735	112	84.8	367	96	74.0
Consolidated	$6,583	$764	88.4%	$4,372	$774	82.3%

	Three Months Ended September 30,
	2021			2020
	Premium Revenue	Medical Margin	MCR (1)	Premium Revenue	Medical Margin	MCR (1)

Medicaid	$5,146	$532	89.6%	$3,754	$509	86.4%
Medicare	875	151	82.8	632	91	85.6
Marketplace	779	68	91.3	382	70	81.6
Consolidated	$6,800	$751	88.9%	$4,768	$670	85.9%

	Nine Months Ended September 30,
	2021			2020
	Premium Revenue	Medical Margin	MCR (1)	Premium Revenue	Medical Margin	MCR (1)

Medicaid	$15,020	$1,687	88.8%	$10,415	$1,427	86.3%
Medicare	2,488	329	86.8	1,896	333	82.4
Marketplace	2,181	331	84.8	1,133	272	76.0
Consolidated	$19,689	$2,347	88.1%	$13,444	$2,032	84.9%

(1)The MCR represents medical costs as a percentage of premium revenue.

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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in millions)

The Company’s claims liabilities include additional reserves to account for moderately adverse conditions based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior year” represent the amounts by which the original estimates of claims and benefits payable at the beginning of the year were more than the actual liabilities based on information (principally the payment of claims) developed since those liabilities were first reported. The following table presents the components of the change in medical claims and benefits payable for the periods indicated:

	Nine Months Ended
	September 30,
	2021	2020

	Unaudited
Medical claims and benefits payable, beginning balance	$2,696	$1,854
Components of medical care costs related to:
Current year	17,558	11,478
Prior year	(216)	(66)
Total medical care costs	17,342	11,412
Payments for medical care costs related to:
Current year	14,880	9,500
Prior year	2,008	1,527
Total paid	16,888	11,027
Change in acquired balances	(27)	—
Change in non-risk and other provider payables	68	50
Medical claims and benefits payable, ending balance	$3,191	$2,289

Days in claims payable, fee for service (1)	49	52

__________________
(1)Claims payable includes primarily claims incurred but not paid, or IBNP. It also includes certain fee-for-service payables reported in medical claims and benefits payable amounting to $148 million and $79 million, as of September 30, 2021, and 2020, respectively.

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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES
(In millions, except per diluted share amounts)

The Company believes that certain non-GAAP (generally accepted accounting principles) financial measures are useful supplemental measures to investors in comparing the Company’s performance to the performance of other public companies in the health care industry. The non-GAAP financial measures are also used internally to enable management to assess the Company’s performance consistently over time. These non-GAAP financial measures, presented below, should be considered as supplements to, and not as substitutes for or superior to, GAAP measures.
Adjustments represent additions and deductions to GAAP net income as indicated in the table below, which include the non-cash impact of amortization of acquired intangible assets, acquisition-related expenses, and the impact of certain expenses and other items that management believes are not indicative of longer-term business trends and operations.
Adjusted G&A Ratio represents the GAAP G&A ratio, recognizing adjustments.
Adjusted net income represents GAAP net income recognizing the adjustments, net of tax. The Company believes that adjusted net income is helpful to investors in assessing the Company’s financial performance.
Adjusted net income per diluted share represents adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.
Adjusted after-tax margin represents adjusted net income, divided by total revenue.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$143	$2.46	$185	$3.10	$556	$9.51	$639	$10.65
Adjustments:
Acquisition-related expenses (1)	17	0.28	4	0.07	44	0.75	4	0.06
Amortization of intangible assets	11	0.20	4	0.06	35	0.60	12	0.19
Loss on debt repayment	—	—	—	—	—	—	5	0.08
Other (2)	—	—	13	0.21	9	0.16	19	0.32
Subtotal, adjustments	28	0.48	21	0.34	88	1.51	40	0.65
Income tax effect	(7)	(0.11)	(5)	(0.08)	(21)	(0.36)	(9)	(0.15)
Adjustments, net of tax	21	0.37	16	0.26	67	1.15	31	0.50
Adjusted net income	$164	$2.83	$201	$3.36	$623	$10.66	$670	$11.15

__________________
(1)Beginning in the third quarter of 2020, reflects non-recurring costs associated with acquisitions, including various transaction and integration costs.
(2)The nine months ended September 30, 2021 includes change in premium deficiency reserves, loss on sale of property, and restructuring costs. The nine months ended September 30, 2020 includes premium deficiency reserves, and restructuring costs.

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Molina Healthcare, Inc. Announces Third Quarter 2021 Results

October 27, 2021
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES (CONTINUED)
2021 GUIDANCE

Net income per diluted share (1)	$11.61
Adjustments:
Acquisition-related expenses	1.18
Amortization of intangible assets	0.81
Other	0.16
Subtotal, adjustments	2.15
Income tax effect (2)	(0.51)
Adjustments, net of tax	1.64
Adjusted net income per diluted share	$13.25

__________________
(1)Computations assume approximately 58.6 million diluted weighted average shares outstanding.
(2)Income tax effect calculated at the statutory tax rate of 23.8%.
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